Exhibit 10.27

O'CHARLEY'S INC. (THE "COMPANY")

SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

I.           DIRECTOR COMPENSATION. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company's non-employee directors.

Annual Retainer                                                                    $21,250 (payable in quarterly installments)

Fee for attending each Board or
Committee meeting in person                                                                    $2,550

Fee for attending each Board or
Committee meeting by telephone                                                                    $450 per Committee meeting/$850 per Board meeting

Additional annual fee for the Audit
Committee Chair, Compensation and Human
Resources Committee Chair and Nominating
and Corporate Governance Committee Chair                                                                           $5,100 (payable in quarterly installments)

Additional Annual Retainer for the
Chairman of the Board                                                                    $63,750 (payable in quarterly installments)

Each non-employee director receives a grant of restricted stock valued at $100,000 on the date of his or her initial election or appointment to the Board. These shares vest in three equal, annual installments beginning on the first anniversary date of the grant. In addition, on the date of each annual meeting of shareholders, each non-employee director who continues as a director following such meeting and who has served as a director for at least 11 months prior to such meeting receives a grant of restricted stock valued at $68,000 based on the closing price of the Company’s common stock on the date of grant.  The shares vest in full on the date of the next annual meeting of shareholders following the date of grant.

II.           NAMED EXECUTIVE OFFICER COMPENSATION. The following table sets forth the current base salaries provided to the Company's executive officers who will be named executive officers (the “Named Executive Officers”) in the Company’s proxy statement to be delivered to shareholders in connection with the 2011 annual meeting.

EXECUTIVE OFFICER	CURRENT SALARY
David W. Head	$535,000
Wilson Craft	$445,000
John R. Grady	$357,000
Lawrence D. Taylor	$299,600

The Named Executive Officers are also eligible to receive cash incentive bonuses for fiscal 2011 financial performance.  For 2011, the Company has established target cash bonuses (as a percentage of base salary) for the Named Executive Officers as follows:

EXECUTIVE OFFICER	TARGET
David W. Head	100%
Wilson Craft	70%
John R. Grady	60%
Lawrence D. Taylor	60%

Bonuses will only be paid if the Company meets or exceeds budgeted adjusted EBITDA. Executives can earn one-third of target bonus when budgeted adjusted EBITDA is met. As adjusted EBITDA improves a greater percentage of their target bonus can be earned.

For Messrs. Head and Taylor, the performance targets are based entirely on meeting the corporate adjusted EBITDA budget.  For Messrs. Craft and Grady, the performance targets are based 40% on meeting the corporate adjusted EBITDA budget and 60% on meeting concept adjusted EBITDA (O'Charley's and Ninety Nine, respectively) budget.

In addition to their base salaries and bonus potential, the Named Executive Officers are also eligible to:

•	participate in the Company's long-term incentive program, which currently involves the award of non-qualified stock options pursuant to the Company's 2008 Equity and Incentive Plan;

•	receive a $25,000 per year car allowance;

•	participate in the Company's Deferred Compensation Plan;

•	participate in the Company's broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs; and

•	receive Company-provided life, accidental death and dismemberment, short-term disability and long-term disability insurance benefits.

III.           ADDITIONAL INFORMATION. The foregoing information is summary in nature. Additional information regarding director and Named Executive Officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2011 annual meeting of stockholders.

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